EXHIBIT 10.2
AMENDMENT #5 TO AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT

This Amendment #5 to Amended and Restated Business Financing Agreement ("Amendment") is entered into on July 27, 2017, by and among ePlus Technology, inc. ("Technology") and ePlus Technology Services, inc. ("Services"; and together with Technology, each sometimes referred to as a "Dealer," and sometimes referred to collectively, jointly and severally, as "Dealer") and Wells Fargo Commercial Distribution Finance, LLC ("CDF") and is to that certain Amended and Restated Business Financing Agreement dated July 23, 2012, by and between Dealer and CDF (as the same has been amended by that certain Amendment #1 to Amended and Restated Business Financing Agreement dated July 31, 2014, that certain Amendment #2 to Amended and Restated Business Financing Agreement dated July 24, 2015, that certain Amendment #3 to Amended and Restated Business Financing Agreement dated October 20, 2015, and that certain Amendment #4 to Amended and Restated Business Financing Agreement dated July 28, 2016, and as further amended, restated, amended and restated, modified, extended, renewed, substituted, and/or supplemented, the "Agreement"). All terms which are not defined herein shall have the same meaning in this Amendment as in the Agreement.

WHEREAS, CDF and Dealer desire to amend the terms of the Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual promises contained herein and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1.1 of the Agreement is hereby amended by adding in alphabetical order the following definitions thereto:

"Net Deferred Revenue": Dealer's gross deferred revenue less Dealer's gross deferred cost.

"Temporary Uplift Period":  the period in any year starting in 2018, beginning on the date of Dealer's electronic notification to CDF of its election to temporarily increase the inventory floorplan credit facility, which such date shall not be earlier than July 1 of such year, and ending on the earlier of (i) the date that is 90 days following the date of such election and (ii) October 31 of such year.

2. The definition of "Aggregate Facility Limit" in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

"Aggregate Facility Limit": (i) on or before October 31, 2017, Three Hundred Twenty Five Million Dollars ($325,000,000.00), (ii) on or after November 1, 2017, except during a Temporary Uplift Period, Two Hundred Fifty Million Dollars ($250,000,000.00), and (iii) during any Temporary Uplift Period, Three Hundred Twenty Five Million Dollars ($325,000,000.00).

3. Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

"2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of Thirty Million Dollars ($30,000,000.00); provided, however, that at no time will the principal amount outstanding under the Accounts Receivable Facility and Dealer's inventory floorplan credit facility with CDF exceed, in the aggregate, the Aggregate Facility Limit. CDF's decision to advance funds will not be binding until the funds are actually advanced.

In addition, subject to the terms of the Amended and Restated Agreement for Wholesale Financing between CDF and Dealer dated July 23, 2012, as amended from time to time, CDF agrees to provide to Dealer an inventory floorplan credit facility of (i) to and until October 31, 2017, Three Hundred Twenty-Five Million Dollars ($325,000,000.00), (ii) on and after November 1, 2017, except during a Temporary Uplift Period, Two Hundred Fifty Million Dollars ($250,000,000.00), and (iii) during any Temporary Uplift Period, Three Hundred Twenty Five Million Dollars ($325,000,000.00); provided, however, that at no time will the principal amount outstanding under Dealer's inventory floorplan credit facility with CDF and Dealer's Accounts Receivable Credit Facility exceed, in the aggregate, the Aggregate Facility Limit.  CDF's decision to advance funds will not be binding until the funds are actually advanced.

If, at any time, the principal amount outstanding under Dealer's inventory floorplan credit facility with CDF and Dealer's Accounts Receivable Credit Facility exceeds, in the aggregate, the Aggregate Facility Limit, Dealer will immediately pay to CDF an amount not less than the difference between (i) the aggregate principal amount outstanding under Dealer's inventory floorplan credit facility with CDF and Dealer's Accounts Receivable Credit Facility and (ii) the Aggregate Facility Limit."

4. Section 3.3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

"Deferred Revenue.  Each calendar quarter, not later than the 30th day of the month following such calendar quarter end, Dealer will submit to CDF a summary report, in a form satisfactory to CDF, of the deferred revenue and deferred cost of Dealer (each a "DR Summary"); provided, however, that for any quarter in which Net Deferred Revenue exceeds $20,000,000, following CDF's request in CDF's sole discretion, such DR Summary shall include a detailed report, in a form satisfactory to CDF, describing the deferred revenue and deferred cost of Dealer by individual obligor.  Notwithstanding anything to the contrary contained in Section 3.3 and without limiting CDF's discretion to determine the eligibility of Accounts, upon receipt of each DR Summary from Dealer, CDF may in its sole discretion classify as ineligible with respect to Dealer's Accounts seventy percent (70%) of the Net Deferred Revenue, as calculated by CDF based on such DR Summary. In the event that CDF does not receive a DR Summary in any quarter, the entire amount of Dealer's Net Deferred Revenue may, in CDF's sole discretion, be deemed ineligible, as reflected on the most recent financial statement, general ledger or other report provided by Dealer to CDF, until such time as CDF receives a new DR Summary."

5. Each Dealer hereby ratifies and confirms the Agreement, as amended hereby, and each Other Agreement executed by such Dealer in all respects.

6. Each Dealer hereby unconditionally releases, acquits, waives, and forever discharges CDF and its successors, assigns, directors, officers, agents, employees, representatives and attorneys from any and all liabilities, claims, causes of action or defenses, if any, and for any action taken or failure to take action, existing at any time prior to the execution of this Amendment.

7. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their participants, successors and assigns.

8. This Amendment may be executed in any number of counterparts, each of which counterparts, once they are executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. This Amendment may be executed by any party to this Amendment by original signature, facsimile and/or electronic signature.

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IN WITNESS WHEREOF, Dealer and CDF have executed this Amendment as of the date first set forth hereinabove.

"DEALER"

EPLUS TECHNOLOGY, INC.

By:	/s/ Elaine D. Marion
Print Name:	Elaine D. Marion
Title:	Chief Financial Officer

EPLUS TECHNOLOGY SERVICES, INC.

By:	/s/ Elaine D. Marion
Print Name:	Elaine D. Marion
Title:	Chief Financial Officer

"CDF"

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC

By:	/s/ John J. Zebracki IV
Print Name:	John J. Zebracki IV
Title:	Regional Manager